ENDURANCE INTERNATIONAL GROUP HOLDINGS, INC.

Restricted Stock Unit Agreement
Amended and Restated 2013 Stock Incentive Plan

This Restricted Stock Unit Agreement (this "Agreement") is made between Endurance International Group Holdings, Inc., a Delaware corporation (the "Company"), and the Recipient.

NOTICE OF GRANT

I.	Grant Date

Date:	August 22, 2017

II.	Recipient Information

Recipient:	Jeffrey H. Fox
Recipient Address:	The Recipient's address as set forth on the personnel records of the Company

III.	Grant Information

Number of Restricted Stock Units:	1,032,500

III.	Vesting Table

Vesting Start Date:	August 22, 2017
282,500 Restricted Stock Units shall vest on the Vesting Start Date
250,000 Restricted Stock Units shall vest on each of the first three anniversaries of the Vesting Start Date
All vesting is dependent on the Recipient continuing to perform services for the Company, as provided herein.

This Agreement includes this Notice of Grant and the following Exhibits, which are expressly incorporated by reference in their entirety herein:

Exhibit A- General Terms and Conditions
Exhibit B -Amended and Restated 2013 Stock Incentive Plan

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

ENDURANCE INTERNATIONAL GROUP HOLDINGS, INC.	RECIPIENT

/s/ David C. Bryson	/s/ Jeffrey H. Fox
Name: David C. Bryson	Name: Jeffrey H. Fox
Title: Chief Legal Officer

Restricted Stock Unit Agreement
Amended and Restated 2013 Stock Incentive Plan

EXHIBIT A

GENERAL TERMS AND CONDITIONS

The terms and conditions of the award of the right to receive shares of common stock,
$0.0001 par value per share, of the Company (the "Common Stock") made to the Recipient (the "RSUs"), as set forth in the Notice of Grant that forms part of this Agreement (the "Notice of Grant"), and subject to the terms and conditions set forth in the Amended and Restated 2013 Stock Incentive Plan (the "Plan"), are as follows:

1.	Award of Restricted Stock Units.

(a)    The RSUs are granted to the Recipient, effective as of the Grant Date (as set forth in the Notice of Grant), in consideration of services to be rendered by the Recipient to the Company. Each RSU represents the right to receive one share of Common Stock upon vesting of the RSU, subject to the terms and conditions set forth herein. Defined terms not defined herein shall have the meaning set forth in the Plan.

(b)    The Recipient agrees that the RSUs shall be subject to the vesting provisions set forth in Section 2 of this Agreement, the forfeiture provisions set forth in Section 3 of this Agreement and the restrictions on transfer set forth in Section 4 of this Agreement.

2.	Vesting.

(a)    The RSUs shall vest in accordance with the vesting schedule set forth in the Notice of Grant (the "Vesting Schedule"). Upon the vesting of RSUs, the Company will deliver to the Recipient, for each RSU that becomes vested, one share of Common Stock, subject, in the case of the shares of Common Stock delivered in respect of the RSUs that vest on the Vesting Start Date, to Section 4(b) and subject, in all cases, to the payment of any taxes pursuant to Section 7. The Common Stock will be delivered to the Recipient as soon as practicable following each vesting date, but in any event within 30 days of such date.

(b)    Notwithstanding the foregoing, if, within the period beginning on the date that is nine months prior to the date on which a Change in Control is consummated (provided that negotiations relating to the Change in Control are ongoing at the time the Recipient's employment is terminated) and ending on the second anniversary of the date on which the Change in Control is consummated, the Recipient's employment is terminated by the Company without Cause or by the Recipient for Good Reason, then all remaining unvested RSUs shall become fully vested and free from all forfeiture restrictions as of the later of (i) the consummation of the Change in Control and (ii) the date of termination. For purposes of the preceding sentence, it is understood that if the date of termination occurs before the consummation of the Change in Control, the RSUs shall remain outstanding but shall not continue to vest in accordance with the Vesting Table set forth in the Notice of Grant until such time as the Change in Control occurs and such unvested RSUs shall expire upon the date that is nine months after employment ends if the Change in Control has not then occurred. Each of the terms "Change in Control", "Cause" and "Good Reason" shall have the meaning set forth in the Recipient's employment agreement with the Company dated August 11, 2017 (the "Employment Agreement"). In addition, in the event the acquiring or succeeding corporation in a Change in Control does not agree to assume the unvested RSUs as of immediately prior to the Change in Control, or substitute substantially equivalent RSUs for the unvested RSUs, then all remaining unvested RSUs shall become fully vested and free from all forfeiture restrictions immediately prior to the consummation of the Change in Control.

3.	Forfeiture of Unvested RSUs Upon Cessation of Service.

In the event that the Recipient ceases to perform services to the Company or such other entity the service providers of which are eligible to receive an award under the Plan (each such entity, a "Participating Entity") for any reason or no reason, with or without cause, then, except as set forth in Section 2(b) hereof, all of the RSUs that are unvested as of the time of such cessation shall be forfeited immediately and automatically to the Company, without the payment of any consideration to the Recipient, effective as of such cessation. The Recipient shall have no further rights with respect to any RSUs that are so forfeited or any Common Stock that may have been issuable with respect thereto. If the Recipient is providing services to a Participating Entity, any references in this Agreement to provision of services to the Company shall instead be deemed to refer to service with such Participating Entity.

4.	Restrictions on Transfer.

(a)    The Recipient shall not sell, assign, transfer, pledge, hypothecate or otherwise encumber or dispose of, by operation of law or otherwise (collectively "transfer") any RSUs, or any interest therein, until such RSUs have vested and the Common Stock represented by such RSUs has been delivered pursuant to Section 2 hereof. The Company shall not be required to treat as the owner of any RSUs or issue any Common Stock to any transferee to whom such RSUs have been transferred in violation of any of the provisions of this Agreement.

(b)    The Recipient may not transfer the shares of Common Stock delivered to the Recipient with respect to the RSUs that vest on the Vesting Start Date, as set forth on the Notice of Grant, until the earliest of (i) the third anniversary of the Grant Date, (ii) the Recipient's death, (iii) the Recipient's Disability (as defined in the Employment Agreement) and (iv) immediately prior to a Change in Control. The Recipient agrees and understands that, to ensure compliance with this Section 4(b), the Company may issue appropriate "stop-transfer" instructions to its transfer agent, if any.

5.	Rights as a Shareholder.

The Recipient shall have no rights as a stockholder of the Company with respect to any shares of Common Stock that may be issuable with respect to the RSUs until the issuance of the shares of Common Stock to the Recipient following the vesting of the RSUs.

6.	Provisions of the Plan.

This Agreement is subject to the provisions of the Plan, a copy of which is furnished to the Recipient with this Agreement.

7.	Tax Matters.

(a)    Acknowledgments; No Section 83(b) Election. The Recipient acknowledges that he is responsible for obtaining the advice of the Recipient's own tax advisors with respect to the award of RSUs and the Recipient is relying solely on such advisors and not on any statements or representations of the Company or any of its agents with respect to the tax consequences relating to the RSUs. The Recipient understands that the Recipient (and not the Company) shall be responsible for the Recipient's tax liability that may arise in connection with the acquisition, vesting and/or disposition of the RSUs and the Common Stock represented thereby. The Recipient acknowledges that no election under Section 83(b) of the Internal Revenue Code is available with respect to RSUs.

(b)    Withholding. The Recipient acknowledges and agrees that the Company has the right to deduct from payments of any kind otherwise due to the Recipient the amount of any federal, state, local or other taxes of any kind required by law to be withheld with respect to the actions contemplated by this Agreement in any manner permitted by the Plan. At such time as the Recipient is not aware of any material nonpublic information about the Company or the Common Stock, the Recipient shall execute the instructions set forth in Schedule A attached hereto (the "Automatic Sale Instructions") as the means of satisfying such tax obligation. If the Recipient does not execute the Automatic Sale Instructions prior to an applicable vesting date, then the Recipient agrees that if under applicable law the Recipient will owe taxes at such vesting date on the portion of the Award then vested the Company shall be entitled to immediate payment from the Recipient of the amount of any tax required to be withheld by the Company. For the avoidance of doubt, the Recipient shall immediately pay the Company the amount of any tax required to be withheld by the Company for the shares of Common Stock to be delivered to the Recipient with respect to the RSUs that vest on the Vesting Start Date. The Company shall not deliver any shares of Common Stock to the Recipient until it is satisfied that all required withholdings have been made.

8.	Miscellaneous.

(a)    Authority of Compensation Committee. In making any decisions or taking any actions with respect to the matters covered by this Agreement, the Compensation Committee shall have all of the authority and discretion, and shall be subject to all of the protections, provided for in the Plan. All decisions and actions by the Compensation Committee with respect to this Agreement shall be made in the Compensation Committee's discretion and shall be final and binding on the Recipient.

(b)    No Right to Continued Service. The Recipient acknowledges and agrees that, notwithstanding the fact that the vesting of the RSUs is contingent upon his continued service to the Company, this Agreement does not constitute an express or implied promise of continued service relationship with the Recipient or confer upon the Recipient any rights with respect to a continued service relationship with the Company.

(c)    Section 409A. The RSUs awarded pursuant to this Agreement are intended to be exempt from or comply with the requirements of Section 409A of the Internal Revenue Code and the Treasury Regulations issued thereunder ("Section 409A"). The delivery of shares of Common Stock on the vesting of the RSUs may not be accelerated or deferred unless permitted or required by Section 409A.

(d)    Recipient's Acknowledgements. The Recipient acknowledges that he: (i) has read this Agreement; (ii) has been represented in the preparation, negotiation and execution of this Agreement by legal counsel of the Recipient's own choice or has voluntarily declined to seek such counsel; (iii) understands the terms and consequences of this Agreement; and (iv) is fully aware of the legal and binding effect of this Agreement.

(e)    Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without regard to any applicable conflicts of laws provisions.

I hereby acknowledge that I have read this Agreement, have received and read the Plan, and understand and agree to comply with the terms and conditions of this Agreement and the Plan.

/s/ Jeffrey H. Fox

RECIPIENT ACCEPTANCE

Schedule A Automatic Sale Instructions
The undersigned hereby consents and agrees that any taxes due on a vesting date as a result of the vesting of RSUs on such date shall be paid through an automatic sale of shares as follows:

(a)Upon any vesting of RSUs pursuant to Section 2 hereof, the Company shall arrange for the sale of, such number of shares of Common Stock issuable with respect to the RSUs that vest pursuant to Section 2 as is sufficient to generate net proceeds sufficient to satisfy the Company's minimum statutory withholding obligations with respect to the income recognized by the Recipient upon the vesting of the RSUs (based on minimum statutory withholding rates for all tax purposes, including payroll and social security taxes, that are applicable to such income), and the Company shall retain such net proceeds in satisfaction of such tax withholding obligations.

(b)The Recipient hereby appoints the Chief Legal Officer and the Secretary of the Company, and each of them acting singly, and with full power of substitution, to serve as his or her attorney in fact to sell the Recipient's shares of Common Stock in accordance with this Schedule A. The Recipient agrees to execute and deliver such documents, instruments and certificates as may reasonably be required in connection with the sale of the shares pursuant to this Schedule A.

(c)The Recipient represents to the Company that, as of the date hereof, he or she is not aware of any material nonpublic information about the Company or the Common Stock. The Recipient and the Company have structured this Agreement, including this Schedule A, to constitute a "binding contract" relating to the sale of Common Stock, consistent with the affirmative defense to liability under Section 10(b) of the Securities Exchange Act of 1934 under Rule 10b5-1(c) promulgated under such Act.

The Company shall not deliver any shares of Common Stock to the Recipient until it is satisfied that all required withholdings have been made.

For the avoidance of doubt, the Recipient shall immediately pay the Company the amount of any tax required to be withheld by the Company for the shares of Common Stock to be delivered to the Recipient with respect to the RSUs that vest on the Vesting Start Date, and accordingly this Schedule A does not apply to such RSUs.

Recipient Name: /s/ Jeffery H. Fox
Date: August 22, 2017

EXHIBIT B

AMENDED AND RESTATED 2013 STOCK INCENTIVE PLAN